FIRST NILES FINANCIAL, INC. DECLARES
                   SPECIAL CASH DISTRIBUTION TO SHAREHOLDERS


     NILES, OHIO -The Board of Directors of First Niles Financial,  Inc. (Nasdaq
SmallCap: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today declared a special cash distribution of $6.00 per share to shareholders of record as of the close of business on November 29, 1999, payable on December 13, 1999. Management believes that the entire distribution will constitute a non-taxable return of capital, although the tax treatment cannot be confirmed until the Company determines its operating results for the tax year ending December 31, 1999. Once known, the Company will notify shareholders by letter. The portion of the distribution that does not qualify as a tax-free return of capital, if any, will be treated as a dividend, which is generally taxable as ordinary income to shareholders.

     William Stephens, President and Chief Executive Officer, stated "Ever since the Company raised net proceeds of approximately $16.9 million in its initial public offering in October 1998, the Board of Directors has been evaluating the strategic options available to deploy those proceeds to enhance the value of our shareholders' investment. After thorough deliberation and analysis of the Company's capital position and anticipated future needs, the Board has determined that distributing capital to shareholders as a return on their initial investment is the best available course of action at this time. At the end of September 1999, the Company's equity to asset ratio was approximately 34.3%. This special distribution will reduce that ratio to approximately 25.3%, leaving the Company with considerable capital to support future growth."

     In accordance with NASD regulations, the ex-dividend date for this special distribution will be December 14, 1999, the first business day after payment of the special distribution. Shareholders who sell their shares before the ex-dividend date transfer the right to receive the cash distribution to the buyers of the shares. Persons who buy or sell Company common stock before December 14, 1999, should consult their brokers regarding the timing of their transaction and the effect of the ex-dividend date on their right to receive the special capital distribution.

     First Niles Financial, Inc. is the holding company for Home Federal Savings and Loan Association of Niles. Home Federal Savings and Loan Association of Niles operates one full-service office in Niles, Ohio. At September 30, 1999, the Company had total assets of $84.2 million and shareholders' equity of $28.8 million on a consolidated basis. On November 11, 1999, the Company's common stock closed at $15.875 per share on the Nasdaq SmallCap Market.

FOR MORE INFORMATION CONTACT                             FOR IMMEDIATE RELEASE
William L. Stephens, President                         Date: November 15, 1999
or Lawrence Safarek, Vice President
at (330) 652-2539